Exhibit 99.2

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN

FREEHOLD, NEW JERSEY

Company Achieves Third Quarter Fiscal 2007 Development Target

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – October 3, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 131st Cheesecake Factory restaurant at the Freehold Raceway Mall in Freehold, New Jersey, located in Monmouth County.  The opening marks the Company’s seventh new restaurant opening during the third quarter of fiscal 2007, in-line with the Company’s stated guidance.  The restaurant contains approximately 10,200 square feet and 300 seats.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1972 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 131 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100